SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                 FORM 8-K
                              CURRENT REPORT

     Pursuant to Section 13 OR 15(D) of the Securities Exchange Act of 1934:

     Date of Report (Date of earliest event reported):

                            June 09, 2004

                             CAGLE'S, INC.
          (Exact name of registrant as specified in its charter)

      GEORGIA                     1-7138                   58-0625713
(State of Incorporation)   (Commission File Number)   (IRS Employer ID No.)

2000 Hills Avenue, N.W., Atlanta, Ga.         30318
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code: (404) 355-2820


Item 1.  CHANGES IN CONTROL OF REGISTRANT.

         N/A

Item 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         N/A

Item. 3. BANKRUPTCY OR RECEIVERSHIP.

         N/A

Item 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

         N/A

Item 5.  OTHER EVENTS.

         N/A

Item 6.  RESIGNATIONS OF REGISTRANT'S DIRECTORS.

         N/A

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

         N/A


Item 8.  CHANGE IN FISCAL YEAR.

         N/A

Item 9.  REGULATION FD DISCLOSURE.

PRESS RELEASE
For Immediate Release
Atlanta, Georgia
June 9, 2004

Cagle?s Inc. today released the following results for its fiscal year ended April 3, 2004.

In thousands except               12 mths Ended   12 mths Ended
per share amounts                   04/03/04        03/29/03

Net Sales                          $ 304,507       $ 313,800

Net (Loss)                         $ (17,725)      $ (13,272)

Per common share
                Basic              $   (3.74)      $   (2.80)
                Diluted            $   (3.74)      $   (2.80)
Weighted average
shares outstanding
                Basic                  4,743           4,743
                Diluted                4,743	       4,743

Sales declined 3% as a result of lower tonnage, reflecting the sale of the Company?s Perry Complex and a reduction in slaughter at remaining facilities, which was offset by improved market conditions. Average sales price per pound improved by 12.25% and gross margins for product sales improved by 4.3%. During the year the Company sold its Perry Complex which after related expenses resulted in a pretax loss of $22.2 million, essentially all of the Company?s reported operating loss. In conjunction with the Perry divestiture the Company paid off and restructured its debt obligations replacing syndicated debt, which had been classified as a current liability, with a new $20 million credit facility to compliment existing term debt.

The Company returned to profitability the fourth quarter of Fiscal 2004, poultry markets continue strong, operational efficiencies are improving, and management is optimistic as the Company focuses on its core processes.

SIGNATURES:
 Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: June 09, 2004
                                   Cagle's, Inc.
                                   (Registrants)

                                   /s/ Mark M. Ham IV

                                   Mark M. Ham IV
                                   Executive Vice President/CFO